Exhibit 9(bb)

                                     FORM OF
                        AMENDMENT TO TRANSFER AGENCY AND REGISTRAR AGREEMENT


         THIS AMENDMENT dated as of February 4, 1997 (the "Amendment") is made to the Transfer Agency and Registrar Agreement, dated as of the 28th day of June, 1995 (the "Agreement") between THE MUNDER FUNDS TRUST (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG") (then known as The Shareholder Services Group, Inc.).

         The Company and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

         1. Schedule A, "Fee Schedule," of the Agreement shall be deleted in its entirety and the Schedule A attached hereto shall be substituted in its place:


         2. Exhibit 1 to the Agreement shall be deleted in its entirety and Exhibit 1 attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FUNDS TRUST


By:  _____________________________
Title:_____________________________

FIRST DATA INVESTOR SERVICES GROUP, INC.


By:  _____________________________
Title:_____________________________



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

                               TRANSFER AGENT FEES


1)       Asset Based Charge:                Based on the total net assets of the companies (as defined below*)

                                            First  $2.8  billion of net assets @
                                            2.0 basis  points Next $2.2  billion
                                            of aggregate  net assets @ 1.5 basis
                                            points Over $5 billion of  aggregate
                                            net assets @ 1.0 basis points

         Other Fees:                        IRA accounts will be charged $10.00 per annum
                                            NSCC Transaction Charge is $.15 per financial transaction

2)       System Development:                Client defined system enhancements will be agreed upon by Transfer Agent and
                                            Munder Capital and billed at a rate of $100.00 per hour


*Companies shall include The Munder Funds Trust, The Munder Funds, Inc. (other than the Munder All-Season Conservative
Fund, Munder All-Season Aggressive Fund and Munder All-Season Moderate Fund) and the Liquidity Plus Money Market Fund of
St. Clair Funds, Inc.


                                                          Exhibit 1

                                                     LIST OF PORTFOLIOS
                                                   dated February 4, 1997

                                               Munder Accelerated Growth Fund
                                              Munder Small Company Growth Fund
                                              Munder International Equity Fund
                                                    Munder Index 500 Fund
                                                 Munder Growth & Income Fund
                                                    Munder Balanced Fund
                                                      Munder Bond Fund
                                                Munder Intermediate Bond Fund
                                             Munder U.S. Government Income Fund
                                           Munder Michigan Triple Tax-Free Fund
                                                  Munder Tax-Free Bond Fund
                                         Munder Tax-Free Intermediate Bond Fund
                                              Munder Tax-Free Money Market Fund
                                         Munder U.S. Treasury Money Market Fund
                                                 Munder Cash Investment Fund